                                                                     Exhibit 8.2


                           [ROPES & GRAY LETTERHEAD]









                                                     October 12, 1999


AFC Cable Systems, Inc.
55 Samuel Barnet Boulevard
New Bedford, MA  02745

Ladies and Gentlemen:

         We have acted as counsel to AFC Cable Systems, Inc. ("AFC"), a Delaware corporation, in connection with the planned transaction (the "Merger") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 31, 1999 by and among AFC, Tyco International (NV) Inc., a Nevada corporation ("Parent") and a direct wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), and Tyco Acquisition Corp. XXII, a Delaware corporation and direct wholly owned subsidiary of Parent ("Merger Sub"). Tyco is guarantor of the Merger Agreement. All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have examined (i) the Merger Agreement, (ii) the Proxy Statement and Prospectus included in the Registration Statement on Form S-4 filed by Tyco with the Securities and Exchange Commission (respectively the "Proxy Statement" and the "Registration Statement"), (iii) the tax certificates delivered to us by AFC, Tyco, Parent and Merger Sub and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the representations made to us by AFC, Tyco, Parent and Merger Sub in their respective tax certificates dated the date hereof are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time, and (iii) the Merger will be consummated in the manner described in the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and the Proxy Statement and will be effective as a merger under the applicable laws of Delaware.

         Based upon and subject to the foregoing as well as to the qualifications and limitations set forth below and in the Registration Statement, it is our opinion that the material U.S. federal income tax consequences that will result from the Merger to AFC and its stockholders

AFC Cable Systems, Inc.               -2-                       October 12, 1999


who hold their shares as capital assets at the Effective Time are as follows (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and (ii) the transfer of AFC common stock by AFC stockholders pursuant to the Merger, other than by AFC stockholders who are or will be "5% shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will not be treated as a transfer to an entity that is not considered to be a corporation pursuant to
Section 367(a)(1) of the Code and the Treasury Regulations thereunder. In addition, we hereby confirm that the statements contained in the section of the Registration Statement entitled "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences-- U.S. Federal Income Tax Consequences," constitute our opinion as to the material United States federal income tax consequences of the exchange of AFC common stock for Tyco common shares and cash in the Merger and the ownership of Tyco common shares.

         Our opinion is based on current federal income tax law, which could change at any time with retroactive effect. No ruling has been sought from the Internal Revenue Service by AFC, Tyco, Parent or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and neither the Internal Revenue Service nor any court is bound by our opinion herein. No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any foreign, state, or local tax law or the tax consequences of any other transactions contemplated or entered into by AFC, Tyco, Parent or Merger Sub in connection with the transactions described above. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

         We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and have assumed that all representations qualified "to the best of knowledge" or similarly is correct without such qualification. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect. Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations or assumptions or any change in applicable law after the date hereof could affect our conclusions.

         This opinion is solely for the benefit of you and your shareholders, shall not inure to the benefit of any other person, including without limitation any successor or assign of AFC, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit

AFC Cable Systems, Inc.               -3-                       October 12, 1999



to the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                        Very truly yours,


                                        /s/ Ropes & Gray
                                        Ropes & Gray